Exhibit 99.1

REGISTRATION AND STANDSTILL AGREEMENT

This Registration and Standstill Agreement, dated as of November 9, 2017 (this “Agreement”), is entered into by and among Insignia Systems, Inc., a Minnesota corporation (the “Company”), and Sardar Biglari, an individual resident of Texas (“Biglari”), The Lion Fund II, L.P., a Delaware limited partnership (“Lion Fund”), and Biglari Capital Corp., a Texas limited liability company (collectively with Biglari and Lion Fund, the “Biglari Group”).

WHEREAS, the Company and the Biglari Group have determined that the interests of the Company and its shareholders would be best served by entering into this Agreement to (i) avoid the distraction that could result from a contested election in connection with a special or annual meeting of the Company’s shareholders, among other matters, and (ii) facilitate orderly disposition of Company common stock by the Biglari Group.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1.	Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)	The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)	This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.
(c)	The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
2.	Representations and Warranties of the Biglari Group. Each member of the Biglari Group, severally, and not jointly, represents and warrants with respect to himself or itself as follows:
(a)	Such party, if a natural person, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such party, if an entity, has the corporate power and authority, the partnership power and authority or the limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)	This Agreement has been duly and validly authorized, executed, and delivered by such member of the Biglari Group and constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)	Such party is the “beneficial owner” of the number of shares of Common Stock (as defined herein) that such party reported in the Amendment No. 3 to Schedule 13D filed by members of the Biglari Group with the SEC on March 2, 2017 (the “Schedule 13D”). Except for those Affiliates and Associates of such party with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such party beneficially owns any shares of Common Stock. Each member of the Biglari Group disclaims beneficial ownership of the shares of Common Stock owned or controlled by the other members except to the extent of his or its pecuniary interest therein, and asserts that such member’s entry into this Agreement is a separate agreement of such member with the Company.
(d)	The execution, delivery and performance of this Agreement by each member of the Biglari Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or it is a party or by which he or it is bound.
3.	Definitions. For purposes of this Agreement:
(a)	The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
(b)	“Board” means the Board of Directors of the Company.
(c)	“Common Stock” means the Common Stock of the Company, $0.01 par value.
(d)	“Registration Period” means the period from the date of this Agreement until the earlier of:
(i)	the date, if any, that the Biglari Group’s beneficial ownership of Common Stock has remained below 10.0% of the then outstanding shares of Common Stock (determined in accordance with Rule 13d-3 promulgated under the Exchange Act, or any successor rule) for 90 consecutive calendar days;
(ii)	the date, if any, that the Company no longer qualifies for the use of a registration statement on Form S-3 or any successor form thereto for secondary offerings;
(iii)	such date, if any, as any member of the Biglari Group has materially breached any of its commitments or obligations set forth in Sections 5, 6, 7 or 8 of this Agreement; and
(iv)	the third anniversary of the date of this Agreement.
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(e)	“Shares” mean 2,313,200 shares of Common Stock beneficially owned by one or more members of the Biglari Group as of the date of this Agreement, together with any shares of Common Stock issued or issuable by way of a stock dividend or stock split or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock.
(f)	“Standstill Period” means the period from the date of this Agreement until the earlier of:
(i)	the date, if any, that the Biglari Group’s beneficial ownership of Common Stock has remained below 5.0% of the then outstanding shares of Common Stock (determined in accordance with Rule 13d-3 promulgated under the Exchange Act, or any successor rule) for 90 consecutive calendar days;
(ii)	the date, if any, that the Company no longer qualifies for the use of a registration statement on Form S-3 or any successor form thereto for secondary offerings;
(iii)	such date, if any, as the Company has materially breached any of its commitments or obligations set forth in Sections 4, 5 or 8 of this Agreement; and
(iv)	the third anniversary of the date of this Agreement.

provided, that the Standstill Period will be suspended, solely with respect to Subsections 7(a), 7(c), 7(d) and 7(f) of this Agreement, during such period, if any, between the date that any shareholder of the Company provides written notice to the Company of its intention to bring any business before any meeting of shareholders of the Company or to nominate one or more persons for election as a director of the Company and the earlier of (1) the date such proposal or nominations are withdrawn and (2) the conclusion of such meeting of shareholders. The Company will promptly notify the Biglari Group of the Company’s receipt of any such notice.

4.	Registration of Securities; Related Matters. Promptly following the execution and delivery of this Agreement by the parties hereto, the Company agrees to (i) prepare a registration statement on Form S-3 or any successor form thereto to register the resale of the Shares by any member of the Biglari Group from time to time (the “Registration Statement”), deliver a draft of the Registration Statement to the Biglari Group in no event later than 10 business days after the date hereof and respond promptly to any comments received from the Biglari Group on such Registration Statement, (ii) file such Registration Statement with the SEC in no event later than five business days after resolving any comments on the Registration Statement from the Biglari Group to the reasonable satisfaction of the Biglari Group and the Company, and (iii) use its reasonable efforts to cause such Registration Statement to become and remain continuously effective during the Registration Period. The Company will use it reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof. The Company will not be obligated to register any securities pursuant to a registration statement on Form S-1 or any successor form thereto.
(a)	During the Registration Period the Company will prepare and file with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and such Registration Statement and prospectus accurate and complete in all material respects during the Registration Period.
(b)	During the Registration Period, the Company will notify the Biglari Group promptly after receives notice, or obtains knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.
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(c)	The Company will provide to the Biglari Group a reasonable opportunity to review and comment on the Registration, prospectus and any amendments or supplements thereto in advance of filing, and shall consider in good faith the reasonable comments of the Biglari Group.
(d)	During the Registration Period, the Company will notify the Biglari Group promptly (i) after it shall receive notice thereof, of the date and time when the Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed, and (ii) of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus.
(e)	During the Registration Period, each party will promptly notify the other party of the occurrence of any event of which it becomes aware, the result of which causes the Registration Statement or prospectus, including any document incorporated or deemed to be incorporated therein by reference, to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances then existing, not misleading. The Company will prepare and promptly file with the SEC, and promptly notify the Biglari Group of the filings of, such amendments or supplements to the Registration Statement or prospectus as may be necessary to correct any such statements or omissions as a result of the event.
(f)	During the Registration Period, the Company will maintain the registration of the Common Stock under the Exchange Act, file with the SEC in a timely manner all reports required to be filed by the Company under the Securities Act (as defined below) and the Exchange Act in accordance with General Instruction I.A.3(b) of Form S-3, and otherwise use reasonable efforts to continue to qualify for the use of a registration statement on Form S-3 (or any successor form thereto) for secondary offerings.
5.	Indemnification.
(a)	The Company will indemnify and hold harmless each member of the Biglari Group, the partners, officers and directors of each such person, and each person, if any, who controls such person within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (collectively, the “Biglari Indemnitees”), against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (joint or several) to which they, or any of them, may become subject under the Securities Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such Registration Statement; and the Company will pay as incurred to each such Biglari Indemnitee any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, cost, expense or action; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability, cost, expense or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for inclusion in the Registration Statement, prospectus, amendment or supplement by a Biglari Indemnitee.
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(b)	The Biglari Group will, jointly and not severally, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act or Exchange Act (collectively, the “Company Indemnitees”), against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (joint or several) to which a Company Indemnitee may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Biglari Group specifically for inclusion in the Registration Statement, prospectus, amendment or supplement thereto; and the Biglari Group will pay as incurred any legal or other expenses reasonably incurred by Company Indemnitees in connection with investigating or defending any such loss, claim, damage, liability, cost, expense or action if it is judicially determined that there was such a Violation.
(c)	Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if (i) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests (including a conflict of interest or the availability of separate defenses) between such indemnified party and any other party represented by such counsel in such proceeding, or (ii) the indemnifying party shall have failed promptly to assume the defense of such action with counsel reasonably satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 5, unless and to the extent that such failure is materially prejudicial to the indemnifying party’s ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5. No indemnifying party may settle or compromise, or consent to the entry of any judgment with respect to, any claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, unless such settlement, compromise or judgment (x) includes an unconditional release of the indemnified party from all liability on any claims that are the subject matter of such action, and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified party.
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(d)	If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages, liabilities, costs or expenses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability, cost or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the sale of the Shares pursuant to the Registration Statement, or (ii) if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage, liability, cost or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Biglari Group agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations described above.
(e)	The provisions of this Section 5 shall survive the completion of any offering of Common Stock under the Registration Statement and the termination of this Agreement. The indemnity and contribution agreements contained in this Section 5 are in addition to any liability that an indemnifying party may have to an indemnified party.
6.	Voting and Disposal of Securities; Related Reporting.
(a)	The Biglari Group will promptly file an amendment to the Schedule 13D reporting their entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Biglari Group will provide to the Company a reasonable opportunity to review and comment on such amendment in advance of filing, and shall consider in good faith the reasonable comments of the Company.
(b)	During the Standstill Period, the members of the Biglari Group will cause all shares of Common Stock beneficially owned by them and their Affiliates to be present for quorum purposes and to be voted, and shall cause all shares of Common Stock held by their respective Associates to be present for quorum purposes and to be voted (i) in favor of all directors nominated by the Board for election at any annual meeting of shareholders of the Company; and (ii) for approval with respect to the advisory vote to approve executive compensation, in accordance with the Board’s recommendation on any advisory vote on the frequency of future advisory votes to approve executive compensation, and for the ratification of the Company’s independent auditors.
(c)	Notwithstanding anything to the contrary in this Agreement, during the Registration Period, the Biglari Group may not dispose of any Shares under the Registration Statement, other than in privately-negotiated transactions not in the open market, to the extent such transaction involves a price per share of Common Stock less than $1.05.
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7.	Standstill. Each of the members of the Biglari Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s Affiliates or agents or other persons acting on his or its behalf not to, and will use commercially reasonable efforts to cause his or its respective Associates not to:
(a)	submit, or otherwise induce or encourage any other person to submit, any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, and will not nominate any candidate for election to the Board or oppose the directors nominated by the Board;
(b)	form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than (i) with respect to the members of the Biglari Group, solely with other members of the Biglari Group and/or one or more Affiliates of a member of the Biglari Group or (ii) to the extent such a group may be deemed to result between the members of the Biglari Group and the Company or any of its Affiliates, in each case, as a result of this Agreement;
(c)	solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any annual meeting of shareholders of the Company;
(d)	seek, in any capacity other than as a member of the acting majority of the Board, to call, or to request the call of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce or encourage any other person to initiate such proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;
(e)	in any capacity effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; provided, however, that the foregoing shall not be deemed to prevent the Biglari Group from making any proposal regarding any of the foregoing directly to the Board or management of the Company;
(f)	publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 6(b) or this Section 7, or otherwise seek (in any manner that would require public disclosure by any of the members of the Biglari Group or their respective Affiliates or Associates) to obtain any waiver, consent under, or any amendment of, any provision of this Agreement;
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(g)	enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person for the purpose of engaging, or offering or proposing to engage, in any of the foregoing; or
(h)	take or cause or induce others to take any action inconsistent with any of the foregoing.
8.	Non-Disparagement. During the Standstill Period:
(a)	The Company agrees that it will not, and will cause its current directors and executive officers not to, directly or indirectly at any time make, publish or communicate to any person or entity or in any public forum (including without limitation the filing of any document or report or the making of any other disclosure with the SEC or any other governmental agency unless required by law or legal process or any disclosure to any journalist, member of the media, or securities analyst) any defamatory or disparaging remarks, comments, or statements concerning any member of Biglari Group, any of their respective Affiliates or any of their respective past or then-current directors, director nominees, officers, or employees.
(b)	Each member of the Biglari Group agrees that it will not, and will cause its respective Affiliates not to, directly or indirectly make, publish or communicate to any person or entity or in any public forum (including without limitation the filing of any document or report or the making of any other disclosure with the SEC or any other governmental agency unless required by law or legal process or any disclosure to any journalist, member of the media, or securities analyst) any defamatory or disparaging remarks, comments, or statements concerning the Company or any of its Affiliates or past or then-current directors, director nominees, officers, employees, customers or suppliers.
(c)	Notwithstanding the foregoing and for the benefit of clarification and the avoidance of doubt, this Section 8 shall not in any way (i) prohibit members of the Biglari Group and their respective Affiliates from communicating directly with the Company and its management and Board in a non-public manner to communicate their concerns or raise issues related to the Company, its performance, the performance of management or any other matters related to the Company, or (ii) restrict any member of the Biglari Group or its Affiliates from directly or indirectly making, publishing or communicating any remarks, comments or statements regarding Air T, Inc., Groveland Capital LLC, Groveland Hedged Credit Fund LLC, Nicholas J. Swenson or any of their respective Affiliates (collectively the “Air T Group”) or any past or then-current directors, officers or employees of any member of the Air T Group.
9.	Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Minnesota, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
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10.	Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Minnesota (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 15 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
11.	Applicable Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.
12.	Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.
13.	Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.
14.	Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings among the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.
15.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section 15, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 15, or at such other address as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section 15:
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if to the Company: Insignia Systems, Inc. 8799 Brooklyn Boulevard Minneapolis, Minnesota 55445 Attention: President & CEO Email: kristine.glancy@insigniasystems.com with copies to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attention: Joshua L. Colburn
Email: joshua.colburn@faegrebd.com
Facsimile: 612-766-1600

and

Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street

Minneapolis, MN 55402
Attention: James C. Melville
Email: jcm@kspa.com

Facsimile: 612-845-7963

if to the Biglari Group or any member thereof: Sardar Biglari Biglari Capital Corp. 17802 IH 10 West, Suite 400 San Antonio, Texas 78257 Email: Amy.Parks@biglariholdings.com Facsimile: 210-344-3411 with a copy to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Steve Wolosky and Michael R. Neidell

Email: swolosky@olshanlaw.com and mneidell@olshanlaw.com

Facsimile: 212- 451-2222

16.	Expenses. Except as otherwise provided herein (including Section 5 hereof), all expenses incurred by the Company in complying with its obligations pursuant to Section 4 of this Agreement will be paid by the Biglari Group (but not to exceed $40,000 for all such expenses other than those described in clause (iv) below), including, without limitation, all (i) registration and filing fees; (ii) expenses of any consents of auditors incident to or required by any such registration; (iii) reasonable fees and expenses of the Company’s counsel and accountants (including reasonable fees and expenses incurred in connection with the preparation of this Agreement), and (iv) any and all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Shares, and fees and disbursements of counsel for any member of the Biglari Group.
17.	No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

INSIGNIA SYSTEMS, INC.

By:	/s/ Kristine Glancy
Kristine Glancy, President and Chief Executive Officer

[Signature Page to Registration and Standstill Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

THE LION FUND II, L.P.

By:	Biglari Capital Corp., its general partner

	By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

/s/ Sardar Biglari
SARDAR BIGLARI

[Signature Page to Registration and Standstill Agreement]